Exhibit 99.2

For Immediate Release

Contact:                 Edward F. Seserko
President and Chief Executive Officer
(412) 681-8400

EUREKA FINANCIAL CORP. ANNOUNCES RESULTS OF
SUBSCRIPTION AND COMMUNITY OFFERINGS AND
EXPECTED CLOSING DATE OF CONVERSION AND STOCK OFFERING

February 24, 2011, Pittsburgh, Pennsylvania — Eureka Financial Corp. (the “Company”) (OTCBB: EKFC), the holding company for Eureka Bank, announced today that new Eureka Financial Corp. received subscriptions for approximately $7.6 million of common stock in its subscription and community offerings being conducted in connection with the second-step conversion of Eureka Bank.  This amount includes $610,900 subscribed for by Eureka Bank’s Employee Stock Ownership Plan.

The conversion and offering are expected to be completed on February 28, 2011.  The closing of the transaction is subject to the satisfaction of customary closing conditions.

Orders received in the subscription and community offerings will be maintained in a segregated account at Eureka Bank by Eureka Financial Corp., with interest on subscribers’ funds continuing to accrue until completion of the conversion.  All eligible subscribers and community members who properly completed and timely submitted a stock order form will be allocated the number of shares of common stock requested in their stock order form.

As part of the conversion, each existing share of Eureka Financial Corp. is expected to be converted into the right to receive 1.0457 shares of new Eureka Financial Corp. common stock.  The exchange ratio ensures that, after the conversion and offering, the public shareholders will maintain approximately the same ownership interest in new Eureka Financial Corp. as they owned in Eureka Financial Corp.   Cash will be issued in lieu of fractional shares based on the offering price of $10.00 per share.  Total shares outstanding after the stock offering and the exchange are expected to be approximately 1,318,893 shares.

Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about February 28, 2011.  Stockholders of Eureka Financial Corp. holding shares in street name will receive shares of new Eureka Financial Corp. within their accounts automatically.  Stockholders of Eureka Financial Corp. holding shares in certificated form will be mailed a letter of transmittal on or about March 3, 2011 and will receive their shares of new Eureka Financial Corp. common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to Eureka Financial Corp.’s transfer agent.

Sandler O’Neill & Partners, L.P. acted as financial advisor to Eureka Financial Corp.   Kilpatrick Townsend & Stockton LLP acted as legal counsel to Eureka Financial Corp.

Eureka Financial Corp. is the holding company for Eureka Bank, a federal savings bank headquartered in Pittsburgh, Pennsylvania.  Eureka Bank operates two full-service banking offices in the Oakland and Shaler sections of Pittsburgh, Pennsylvania.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Eureka Financial Corp. and Eureka Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription and community offerings, an accompanying stock order form).

The shares of common stock of new Eureka Financial Corp. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.